Exhibit 10.3

TO:	The Purchasers of GT Biopharma, Inc., Series L 10% Convertible Preferred Stock and Warrants

To Whom It May Concern:

This letter will confirm my agreement to vote all shares of GT Biopharma, Inc. (“GTBP”) voting stock over which[ my affiliates and] I have voting control in favor of any resolution presented to the shareholders of GTBP to approve the issuance, in the aggregate, of more than 19.99% of the number of shares of common stock of GTBP outstanding on the date of closing pursuant to that certain Securities Purchase Agreement, dated May 12, 2025, among GTBP and the purchasers signatory thereto (the “Purchase Agreement”) and the other agreements entered into in connection therewith or as otherwise may be required by the applicable rules and regulations of the Nasdaq Stock Market LLC (or any successor entity). This agreement is given in consideration of, and as a condition to enter into such Purchase Agreement and is not revocable by me.

This letter is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

By:
Name of Shareholder:

Number of voting shares over which I have voting control: _________________